Exhibit 5.1

October 27, 2006

Implant Sciences Corporation
107 Audubon Road #5
Wakefield, MA 01880

Gentlemen:

        We are familiar with the Registration Statement on Form S-3, No. 333-129911 (the “Registration Statement”) to which this opinion is an exhibit, filed by Implant Sciences Corporation, a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by the selling stockholders of the Company of a total of 1,816,995  shares of common stock, $0.10 par value per share (“Common Stock”) consisting of:

•                  985,762 shares of the Company’s common stock issuable on conversion of the Company’s Series D Cumulative Convertible Preferred Stock (the “Convertible Shares”);

•                  261,233 shares of our common stock issued as partial repayment of our Series D Convertible Redeemable Preferred Stock;

•                  450,000 shares of the Company’s common stock issuable upon exercise of common stock purchase warrants (the “Warrant Shares”);

•                  120,000 shares of the Company’s common stock issuable as dividends on the Company’s Series D Cumulative Convertible Preferred Stock (the “Dividend Shares”, collectively with the Convertible Shares, the Warrant Shares and the AIR Shares, the “Shares”).

        In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the articles of organization and by-laws of the Company, including a Certificate of Vote of Directors establishing the Series D Convertible Preferred Stock, dated September 30, 2005;

(3) the Securities Purchase Agreement by and between the Company and Laurus Master Fund, dated September 30, 2005;

(4)  The Certificate of Vote of Directors Establishing the Series D Convertible Preferred Stock, as amended;

(5) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

        In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

        Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Shares; (ii) that upon receipt of the warrant exercise price in accordance with the terms of the warrants, and when certificates for the same have been duly executed and countersigned and delivered, the Warrant Shares will be legally issued, fully paid and non-assessable; and (iii) that the Convertible Shares and the Dividend Shares, when and if issued in accordance with the Certificate of Vote of Directors establishing the Series D Convertible Preferred Stock, dated September 30, 2005 and the articles of organization of the Company, as amended, and when certificates for the same have been duly executed and countersigned and delivered, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP

ELLENOFF GROSSMAN & SCHOLE LLP